Exhibit 99

Keithley Instruments Announces Discontinuance of Its S600 Series Parametric Test Product Line

CLEVELAND--(BUSINESS WIRE)--February 25, 2009--Keithley Instruments, Inc. (NYSE: KEI), a world leader in advanced electrical test instruments and systems, today announced that it is discontinuing its S600 Series parametric test product line. The Company will continue to accept orders for S600 Series testers until February 2010 and will continue to provide technical support, calibration, and repair services for five years through February 2014.

Joseph P. Keithley, the Company’s Chairman, stated, “The financial crisis that has precipitated the global economic recession has analysts now projecting capital equipment spending for semiconductor production applications down 25-40 percent in 2009 after contracting roughly 25 percent in 2008. Device companies continue to announce push-outs of new 300mm fabs to 2010 and beyond from dates given earlier. Semiconductor manufacturing foundries do not expect device demand to return to 2008 levels before 2012. Orders for our S600 Series product line serving these customers have been declining now for many quarters. Based on these facts and because we do not expect to be able to achieve results from this product line that are consistent with our business model, we have made the extremely difficult decision to discontinue the product line. We remain focused on managing our liquidity and aligning our cost structure with the current economic reality.”

“Keithley has been serving semiconductor customers for many decades with a broad range of products for research, development, and production applications. Our commitment to the semiconductor industry and to our customers remains strong despite this action. Although we will no longer pursue fully-automated high-volume parametric test applications, we remain focused on serving the industry’s R&D and low-volume production test applications with our DC instrumentation, Model 4200 Semiconductor Characterization System, and Automated Characterization Suite (ACS) family,” stated Keithley.

Sales from the Company’s S600 Series products have not represented a significant portion of total revenue since mid-2007. Furthermore, the product line has been characterized by quarterly order volatility over the years. The Company believes that exiting this product line should lessen the Company’s overall volatility.

The Company currently estimates that the annualized cost savings associated with this action will approximate $4 million. The estimated cost of this action is expected to be between $5 and $6 million on a pre-tax basis, which includes approximately $1.2 million for a six percent worldwide reduction in force and approximately $4 to $5 million for non-cash asset impairment charges. The majority of the costs are expected to be incurred during the Company’s second quarter of fiscal 2009.

Forward Looking Statements

Statements in this release that are not historical facts, including those relating to cost reduction measures and cost savings, are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: the Company’s ability to implement and realize the benefits of planned cost savings initiatives and its ability to do so without adversely affecting the Company’s product development program; worldwide economic conditions; uncertainties in the credit and capital markets; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; timing of recognizing shipments to revenue; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the impact on the Company’s shareholders’ equity as a result of discontinuing a product line and cost reduction actions, including potential changes in pension plan assumptions; and the ability of the Company to regain compliance with NYSE continued listing standards. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, 440-248-0400
Vice President and Chief Financial Officer
Fax: 440-248-6168
http://www.keithley.com